Your Internet
Utility Company TM



1127 Broadway Plaza


Tacoma, WA  98402



253.284.2000 Phone



Insynq.com



MASTER LICENSE AGREEMENT
BY AND BETWEEN
APTUS
AND
INSYNQ, INC.

This Agreement is entered into as of this 4th day of October, 2004 (the "Effective Date") by and between Aptus Corp. ("Aptus"), a corporation, having its principal place of business at 1127 Broadway, suite 202, Tacoma, Washington and InsynQ, Inc. ("InsynQ"), a Delaware corporation, having its principal place of business at 1127 Broadway Plaza Suite 200, Tacoma, WA 98402.

RECITALS

A. WHEREAS, InsynQ has developed and provides Internet utility services and managed application services that together enable, among other things, application hosting services ("Application Hosting Services" or "Services") over the Internet;
B. WHEREAS, Aptus wishes to purchase an exclusive Application Hosting Services provider relationship whereby InsynQ will provide all application management and hosting services for its online, Internet-based delivery of MyBooks Professional software, and Aptus wishes to have InsynQ be the exclusive provider of hosting and management services for the online, Internet-based delivery of MyBooks Professional software.
C. WHEREAS, Aptus will develop a specialized version of the MyBooks Professional software which addresses the specific technical requirements for hosting and management of the application by InsynQ;
D. WHEREAS, Aptus wishes to receive a nonexclusive license to market and promote such Services on the terms and conditions set forth herein, and InsynQ wishes to nonexclusively license the marketing and promotion of such Services to Aptus on such terms and conditions;

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.             DEFINITIONS
1.1. "Application Hosting Services" and "Services" mean 1) the process of installing software for certain applications on servers located in InsynQ's data center, 2) the ongoing management of those applications by InsynQ, and 3) the providing of ongoing access to those applications using InsynQ's Internet utility on a subscription basis, including, but not limited to, permitting an Aptus Customer to remotely access and use Aptus developed applications (hereinafter referred to as "Aptus Products") and other Applications hosted by InsynQ, who provide related data back-up, application delivery, data storage, and upgrades and maintenance to provided applications.
1.2. "Applications" means those applications offered by InsynQ set forth on EXHIBIT A, as amended from time to time by InsynQ by written notice to Aptus.
1.3. "Aptus Resellers" or "Resellers" means entities that are duly qualified distributors, resellers or marketers of the Aptus Products in good standing.
1.4. "Aptus Prospects" means all prospective licensees and sub-licensees of the Services, generated by Aptus directly or through the Aptus Resellers.
1.5. "Aptus Customer" means any and all customers that purchase any Aptus products as part of subscribed Application Hosting Services from InsynQ as a result of the marketing and promotion efforts of Aptus or any Sub-Marketer as defined in Paragraph 2.3.1.
1.6. "Trademarks" means the trademark, service mark, logo and trade name used by InsynQ in connection with the Services and in the Documentation, both of which are provided by InsynQ to Aptus from time to time.
1.7. "Documentation" means all related user and technical guides, manuals, and additional InsynQ-developed information that may be developed from time to time.
2.             LICENSE GRANTS
2.1. License. InsynQ hereby appoints Aptus and Aptus hereby accepts appointment to serve as InsynQ's representative for marketing and promoting the Application Hosting Services through Aptus's direct means, resellers and partners during the Term of this Agreement (as hereinafter defined). In connection herewith, but subject to the terms and conditions of this Agreement, InsynQ hereby grants Aptus a non-exclusive non-transferable, worldwide license to promote and market Application Hosting Services to Aptus Customers and Prospects.
2.2. Terms. All marketing and promotion by Aptus of the application Hosting Services shall be in accordance with the Application Hosting Services price list established by InsynQ and provided to Aptus (as amended from time to time), and will be consistent with InsynQ's standard Application Hosting Agreement, attached hereto as EXHIBIT C. All Services will be provided to customers as identified to InsynQ by Aptus or by direct subscription, and the rights of customers to access and use the designated products will be as set forth in the Application Hosting Agreement.
2.3.           Distribution.
2.3.1. Aptus may appoint any one or more Aptus Resellers as sub-marketers ("Sub-Marketer") of the Application Hosting Services, to exercise any one or more of the rights granted Aptus in Section 2.1 above, but subject in any event to the terms and conditions of this Agreement. All Aptus Resellers appointed as Sub-Marketers shall have first signed an approved Aptus Reseller Agreement.
2.3.2. Aptus will use its best efforts to ensure that all Sub-Marketers abide by the terms of their Reseller Agreements, as the case may be, and, upon request by InsynQ, shall keep InsynQ apprised of its activities to enforce such terms with particular Sub-Marketers with regard to the marketing and promotion of the Application Hosting Services. In addition, Aptus shall take all reasonable steps to ensure that InsynQ shall have the right to enforce Sub-marketer Agreements as an intended beneficiary.
2.4. Documentation. In addition to the rights granted to Aptus pursuant to Section 2.1 above, and subject to the terms and conditions of this Agreement, InsynQ hereby grants to Aptus the right to reproduce and distribute the Documentation produced for and made available to Aptus, in whole or in part, in connection with its marketing and promotion of the Application Hosting Services.
2.5. No Other Grant. Except as expressly provided herein, InsynQ does not grant to Aptus, and Aptus does not grant to InsynQ, any right or license, express or implied.
3.             Aptus's OBLIGATIONS
3.1. Development of specialized version of MyBooks Professional software. Aptus shall develop and provide to InsynQ a specialized version of the MyBooks Professional software which enables the technical requirements for hosting the application in InsynQ environment.
3.1.1. Aptus shall provide ongoing development support, updates, and technical support for the MyBooks Professional applications being hosted and managed by InsynQ, and under terms and conditions to be mutually developed and agreed to.
3.2. Promotion of the Application Hosting Services. Aptus shall use reasonable commercial efforts to market and promote the Application Hosting Services by marketing said Services through its direct sales force and mechanisms and/or resellers to prospective customers interested in utilizing the Services and applications in an outsourced environment.
3.3. Advertising. Aptus shall not make any representations or warranties with respect to the Application Hosting Services provided by InsynQ that are inconsistent with the descriptions and warranties contained in the Documentation and shall not make any representations or warranties on InsynQ's behalf.
3.4. Sales Personnel. Aptus shall equip its sales force with adequate training, marketing, and sales and technical literature as determined in Aptus's reasonable judgment, and Aptus agrees to maintain at all times a competent, qualified sales and support staff for Services in accordance with Aptus's guidelines and needs.
3.5. Press Release. Neither party shall have the right to issue any press release concerning this Agreement without the other party's prior written approval. The parties shall, however, cooperate so that each party may issue such a press release.
3.6. Compliance with Law. Aptus shall comply with all laws and regulations applicable to Aptus's performance hereunder and the marketing and promotion of the Application Hosting Services. Without limiting the generality of the foregoing, Aptus (a) shall not market or promote the Application Hosting Services in any country where such distribution would be unlawful (provided that InsynQ shall notify Aptus in the event InsynQ becomes aware that the Application Hosting Services are unlawful in any specific country); and (b) shall comply with all Department of Commerce and other United States exports controls regarding the license and delivery of technology and Aptus products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.
4.             COMPENSATION
4.1.           Purchase of Exclusive Right to Provide Application Hosting
               Services.
4.1.1. InsynQ shall pay Aptus Six Hundred Thousand Dollars ($600,000) in the form of InsynQ restricted common shares with a fair market value as of the date of this Agreement, for the exclusive rights to provide Application Hosting Services for the online, Internet-based delivery of MyBooks Professional software.
4.1.2. InsynQ shall additionally receive the first rights to purchase the MyBooks Professional software, as well as associated development and source software, in the event that Aptus wishes to sell such assets.
4.1.3. Aptus may, upon mutual agreement by InsynQ and Aptus, apply some or all of the Six Hundred Thousand Dollars in value exchanged towards the purchase of the MyBooks Professional software assets, including the associated development and source software.
4.2.           Fees.
4.2.1. InsynQ shall invoice end-user customers for the Application Hosting Service fees and associated application license fees. Invoices shall reflect the total number of users per company and shall be for the amount reflected in the attached Application Hosting Services Royalty and Billing Schedule and shown as EXHIBIT B to this Agreement. InsynQ shall have sole responsibility for collecting said revenue from the end-user customer.
4.2.2. InsynQ shall report to and remit to Aptus Aptus's portion of application license fees associated with any in-force Application Hosting Services Agreement including Aptus's licensed application. Reports shall reflect the total number of users licensed for Aptus's application, and payment shall be for the amount reflected in the attached Application Hosting Services Royalty and Billing Schedule and shown as EXHIBIT B to this Agreement.
4.3. Payment in United States Currency. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restrictions to Aptus at the address indicated by Aptus to InsynQ.
4.4. Payment Schedule. All payments for Aptus licenses shall be due and payable to Aptus by InsynQ no later than the 30th day of each month following the month in which the actual services were provided to the end-user customer, representing the date of first available use. InsynQ shall be responsible for payment to Aptus for each licensee utilizing InsynQ's Application Hosting Services in conjunction with Aptus's licensed application, regardless of whether InsynQ receives payment for said services.
5.             INSYNQ'S OBLIGATIONS
5.1. Closing of Leads. InsynQ shall use its diligent good faith efforts to assist Aptus and/or designated resellers in closing of sales when requested to do so.
5.2. No Warranties. In its dealings with Aptus customers, InsynQ shall make no representation or statement concerning the quality, performance, or other characteristics of the Aptus Products other than those which are consistent in all respects with, and do not expand the scope of, any statements made by Aptus in Aptus's standard marketing and promotional materials, Aptus's then current standard license agreements or as otherwise approved by Aptus in writing addressed to InsynQ which expressly refers to this Section 5.2.
5.3. Training. During the term of this Agreement, InsynQ shall provide an initial one-day sales training session to the existing Aptus sales team. Training is provided at InsynQ corporate headquarters.
5.4.           Maintenance and Support.
5.4.1. Application Hosting Services in General. InsynQ shall provide Level 1 maintenance and technical support to Aptus. InsynQ and Aptus shall both designate appropriate engineering and technical support staff that shall be available to assist InsynQ and Aptus in resolving any maintenance and technical support problems.
5.4.2. Aptus Support. Aptus shall be directly responsible for providing Level 1 applications and operational support to end-user customers and resellers.
5.4.3. InsynQ Support. InsynQ shall be directly responsible for providing Level 1 and Level 2 support to end-user customers and Aptus for unresolved technical or related network issues. Under no circumstances shall InsynQ be liable to take Level 1 support calls directly from Aptus resellers.
5.4.4.         All categories of support defined in sections 5.4.1, 5.4.2, and
               5.4.3 above shall be provided during InsynQ's regular business hours (7:00a.m. - 6:00p.m. Pacific Standard Time). All support shall be provided in English from InsynQ's offices, via toll-free telephone line, toll telephone line, or e-mail response unless otherwise agreed in advance in writing.
5.5. Compliance with Law. InsynQ shall comply with all laws and regulations applicable to InsynQ's performance hereunder and the provision of the Application Hosting Services to Aptus Customers. Without limiting the generality of the foregoing, InsynQ shall comply with all Department of Commerce and Other United States exports controls regarding the license and delivery of technology other than the Aptus Products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.
6.             INTELLECTUAL PROPERTY 6.1. Trademark Use.
6.1.1. Use. During the term of this Agreement, Aptus may and without obligation use and reproduce the Trademarks, including but not limited to InsynQ, Inc.(TM), in connection with Aptus's marketing, advertising, promotion, and distribution of the Services. Aptus's use of the Trademarks shall not create any right, title or interest therein. Aptus shall use the Trademarks only in a manner, which complies in all material respects with InsynQ's policies in effect from time to time.
6.1.2. Goodwill. If Aptus, in the course of marketing and promoting the Application Hosting Services, acquires any goodwill or reputation in any of the Trademarks, all such goodwill or reputation shall automatically vest in InsynQ when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Aptus and Aptus agrees to take all such actions necessary to effect such vesting. Aptus shall not contest the validity of any of the Trademarks or InsynQ's exclusive ownership of them.

6.1.3. Adoption of Marks. During the Term of this Agreement, Aptus shall not adopt, use (except as provided herein), or register, whether as a corporate name, trademark, service mark, or other indication of origin, any of the Trademarks, or any word or mark confusingly similar to the Trademarks in any jurisdiction. Similarly, during the Term of this Agreement, InsynQ shall not adopt, use or register, whether as a corporate name, trademark, or service mark or other indication of origin, any of the trademarks, service marks, logos or trade names of Aptus, or any word or mark confusingly similar to the same in any jurisdiction. Neither party will register any Internet domain name, which contains or is confusingly similar to any of the other party's trademarks, service marks, logos or trade names.
6.2. Protection of Rights. Aptus shall use reasonable efforts to protect InsynQ's proprietary rights, to the extend that it is aware of those proprietary rights, related to the Application Hosting Services, including without limitation, InsynQ's copyright, patent, trade secret, and trademark rights ("Proprietary Rights"), and to cooperate without charge in InsynQ's efforts to protect its Proprietary Rights. Aptus shall promptly notify InsynQ of any known or suspected infringements of InsynQ's Proprietary Rights that come to Aptus's attention. InsynQ shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual infringers of its Proprietary Rights. InsynQ shall incur all expenses in connection therewith and shall retain all monetary recoveries received therefrom. Aptus shall not take any action to jeopardize, limit or interfere with InsynQ's ownership of and rights in the Application Hosting Services.
6.3. Work Product Vests to InsynQ. Upon termination of this agreement due to breach or insolvency by Aptus, the customized version runtime, applications, database, and all associated source software code for the InsynQ-hosted MyBooks Professional are to be immediately delivered to InsynQ for unrestricted, ongoing use for the purpose of continuing the application hosting services. Upon such event, InsynQ is relieved of all responsibility to report to or remit payment to Aptus for licenses of the hosted application issued or in use by InsynQ's customers.
7.             CONFIDENTIALITY
7.1. Confidential Information. "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any and all other information disclosed by one party to the other which is market "confidential" or "proprietary", including oral information which is designated confidential at the time of disclosure, provided that it is reduced to a written summary marked "confidential" which is supplied to the other party within thirty (30) days of the oral disclosure. Subject to the provisions of Section 7.2, all information regarding the specifications for the Application Hosting Services, including without limitation, all information with respect to the use, installation and operation of the Application Hosting Services (but not, in any event, information of or concerning the identity of the Aptus Customers purchasing the Application Hosting Services), whether received by Aptus from InsynQ or developed by Aptus, shall be deemed InsynQ confidential information whether or not it is designated as confidential.
7.2. Exclusions. "Confidential Information" does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party; (b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party;
               (d) has been rightfully received from a third party authorized to make such disclosure without restriction; (e) has been approved for public release by the disclosing party's prior written authorization; or (f) has been produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.
7.3. Preserving Confidentiality. Each party hereby agrees that it shall not use any confidential Information received from the other party other than as expressly permitted under the terms of this Agreement or as expressly authorized in writing by the other party. Neither party shall disclose the other party's Confidential Information to any person or entity other than its offers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and, as to consultants, who have entered into written confidentiality agreements with that party consistent with this
               Section 7.
8.             REPRESENTATIONS AND WARRANTIES
8.1. Mutual Representations. Each party represents and warrants that it has full power and authority to enter into this Agreement and that it has not entered into any contract or commitment which shall interfere with the performance of its obligations hereunder.
8.2.           By InsynQ.
8.2.1. General. InsynQ represents and warrants that (i) InsynQ owns all right, title and interest in and to the services; (ii) InsynQ has not granted, and will not grant during the term of this Agreement, any rights in or to the Services that conflict with the rights granted to Aptus hereunder; (iii) to the best of InsynQ's knowledge the provision of the Application Hosting Services does not infringe any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party; and (iv) InsynQ has the right, power and authority to grant the rights and licenses specified in this Agreement.
9.             INDEMNIFICATION.
9.1. By InsynQ. InsynQ hereby agrees to indemnify, defend, and hold harmless Aptus from and against liabilities, obligations, losses, damages, injuries, claims, demands, penalties, costs and expenses (including reasonable attorneys' fees) of whatever kind and nature imposed or asserted against Aptus resulting from any third party claim, demand, or suit asserted or instituted against Aptus and arising out of or related to the relationship between the parties under this Agreement, insofar as such third party claim, demand or suit is based in whole or in part on (i) a breach of InsynQ's warranties and covenants hereunder; (ii) any inaccuracy, omission, error, defect or mistake in any information concerning the Application Hosting Services furnished by InsynQ to Aptus hereunder that Aptus transmits to Aptus Customers or Sub-Marketers; (iii) an error or failure in the Application Hosting Services, other than errors or failures in or caused by the Aptus Products; or (iv) an allegation that the Application Hosting Services or any Application infringes upon a patent, copyright, trademark or other proprietary right of a third party, or misappropriates a third party's trade secrets. InsynQ's obligations under this Section 9.1 are subject to the conditions that InsynQ be given: (a) prompt notice by Aptus by telegram, fax transmission or telex (with confirming notification by regular mail) of the initiation or existence of any claim, demand or suit; (b) full opportunity to defend, compromise or settle the same as InsynQ may see fit (provided that Aptus may participate in such defense at its expense); and (c) every reasonable assistance from Aptus which InsynQ may, in its discretion, require in responding to any such demand or claim or defending any such suit.
9.2. By Aptus. Aptus hereby agrees to indemnify, defend, and hold harmless InsynQ from and against any and all liabilities, obligations, losses, damages, injuries, claims, demands, penalties, costs and expenses (including reasonable attorneys' fees) of whatever kind and nature imposed or asserted against InsynQ resulting from any third party claim, demand, or suit asserted or instituted against InsynQ and arising out of or related to the relationship between the parties under this Agreement, insofar as such third party claim, demand or suit is based in whole or in part on (i) a breach of Aptus's warranties and covenants hereunder; (ii) any inaccuracy, omission, error, defect or mistake in the Aptus Products and/or information concerning the same furnished by Aptus to InsynQ hereunder that InsynQ transmits to Aptus's Customer's; or (iii) an allegation that the Aptus Products infringe upon a patent, copyright, trademark or other proprietary right of a third party, or misappropriate a third party's trade secrets. Aptus's obligations under this Section 9.2 are subject to the conditions that Aptus's obligations under this Section 9.2 are subject to the conditions that Aptus be given:

(a) prompt notice by InsynQ by telegram, fax transmission or telex (with confirming notification by regular mail) of the initiation or existence of any claim, demand or suit;

(b) full opportunity to defend, compromise or settle the same as Aptus may see fit (provided that InsynQ may participate in such defense at its expense); and

(c) every reasonable assistance from InsynQ which Aptus may, in its discretion, require in responding to any such demand or claim or defending any such suit.
10.            LIMITATION OF LIABILITY
10.1 Limits on Types of Damages. SUBJECT TO SECTION 10.3, THE PARTIES SHALL NOT BEW LIABLE TO EACH OTHER OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL, OR BUSINESS PROFITS, OR EXEMPLARY OR PUNITIVE DAMAGES, IRRESPECTIVE OF WHETHER SUCH CLAIM ARISES IN TORT, CONTRACT OR OTHER THEORY OF LIABILITY.
10.2 Cap on Liability. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, AND EXCEPT AS PROVIDED IN SECTION 10.3, UNDER NO CICUMSTANCES SHALL Aptus OR INSYNQ BE LIABLE TO EACH OTHER OR ANY OTHER PERSON OR ENTITY FOR AN AMOUNT OF DAMAGES IN EXCESS OF AN AMOUNT EQUIVALENT OT THE SUM OF THE FEES PAID OR EARNED HEREUNDER. The provisions of the Agreement allocate the risks between Aptus and InsynQ.
11. TERM AND TERMINATION.
11.1 Term. The term of this Agreement ("Term") shall commence on the Effective Date and continue for an initial term ("Initial Term") of three (3) years unless earlier terminated as set forth herein. This Agreement shall automatically be renewed for additional one year periods following the expiration of the Initial Term ("Extensions"), unless either party, upon no less than sixty (60) days' prior written notice, advises the other party that this Agreement will terminate upon the expiration of the Initial Term or, if applicable, any Extension.
11.2 Termination for Breach or Insolvency. Each party shall have the right to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within ninety (90) days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof. The inability of InsynQ to provide the Services because of a failure or degraded service levels with respect to the Internet or such communications carriers as may be involved in providing said Services shall not constitute a breach by InsynQ of any material term of this Agreement.
11.3           Effect of Termination. Upon the expiration or termination of this
               Agreement:
(a) InsynQ shall immediately pay to Aptus all Fees and any other amounts due to Aptus hereunder, and will pay consistent with the terms hereof any amounts which may accrue following termination;
(b) Aptus shall, within ten (10) days of such expiration or termination (i) return to InsynQ or destroy all Confidential Information and all copies thereof; (ii) erase any and all of the foregoing from all computer memories and storage devices within Aptus's possession or control and require that its Sub-Marketers accomplish the same; and (iii) provide InsynQ with a signed written statement certifying that it has complied with the foregoing obligations.
(c) All rights and licenses granted by InsynQ hereunder to Aptus shall terminate, provided that, unless Aptus otherwise notifies InsynQ under Section 11.3(d) below, such termination shall not result in the termination of Application Hosting Agreements entered into between InsynQ and Aptus Customers.
(d) Upon any termination of this Agreement other than non-renewal by either party under Section 11.1, Aptus may elect (i) to permit InsynQ to continue to host the Aptus Products on the terms hereof for access and use by Aptus Users who have entered into an Application Hosting Agreement with InsynQ as of the date of termination for a time specified by Aptus (which time Aptus may establish or re-establish at any time at its discretion), but not to exceed the expiration of the then current term (Initial Term or Extension, as the case may be) of this Agreement; or (ii) to terminate InsynQ's right to host the Aptus Products. In either event, upon the termination of InsynQ's right to host the Aptus Products, InsynQ will comply with the provisions of the Application Hosting Agreement in respect to termination. Fees will continue to be payable to InsynQ for Application Hosting Services for the Aptus Customers which are provided following termination pursuant to this provision.
(e) InsynQ agrees that it will offer maintenance and support services to Aptus Customers after termination on terms substantially similar to those under which it provides such services to customers who have purchased the Application Hosting Services directly from InsynQ or though other marketers and resellers of such services.
11.4 No Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of InsynQ or Aptus. Termination shall not, however, relieve either party of obligations occurred prior to such termination. The provisions of this Agreement relating to warranties, confidentiality, limitation of liability, indemnification and payment obligations shall survive the termination or expiration of this Agreement, as shall the provisions of Section 12 hereof.
12.      MISCELLANEOUS.
12.1 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer this Agreement or its rights or obligations hereunder without the other party's prior written consent, which consent may not be unreasonably withheld. Any assignment or other transfer without the other party's prior written consent will be null and void. However, either party may assign this Agreement y notice to but without the other party's reasonable consent
          (i) to a third party to which substantially all of the assignment party's assets are sold, assigned or otherwise transferred, provided that such third party is not a trustee in a bankruptcy or a receiver appointed for the benefit of the assigning party's creditors; or (ii) to its parent or any other entity under common ownership or control with such entity upon written notice to the other party.
12.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.
12.3 Choice of Law; Jurisdiction, Venue. This Agreement shall be governed by the laws of the State of Washington. For any disputes arising out of this Agreement, the parties consent of the personal and exclusive jurisdiction of, and venue in, the state or federal courts within Tacoma, WA.
12.4 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by confirmed facsimile; (c) seven (7) business days after posting when sent by certified or registered US Mail; or (d) two (2) business days if sent by private carrier (e.g., DHL, Federal Express, etc.). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.
12.5 Independent Contractors. The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.
12.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.
12.7 Complete Understanding. This Agreement, including all Exhibits attached hereto and hereby incorporated by reference, shall constitute the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior understandings, proposals, negotiations, and communications, oral or written, between the parties or their representatives. This agreement may not b e modified except in writing signed by the duly authorized representatives of the parties hereto.
12.8 Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the other party's rights hereunder.


IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

InsynQ, Inc.                               Aptus

By:      ____________________________      By:      ____________________________

Name:    ____________________________      Name:    ____________________________

Title:   ____________________________      Title:   ____________________________